EXHIBIT 5.1
February 1, 2006
United Development Funding III, L.P.
5740 Prospect Avenue, Suite 2000
Dallas, Texas 75206
Ladies and Gentlemen:
     We are counsel to United Development Funding III, L.P., a Delaware limited partnership (the “Partnership”), having UMTH Land Development, L.P., a Delaware limited partnership, as its general partner (the “General Partner”). We understand that up to 12,500,000 units of limited partnership interest in the Partnership (the “Units”) are to be sold for $20.00 each and up to 5,000,000 Units are to be issued pursuant to the Partnership’s distribution reinvestment plan. These 17,500,000 Units are being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-11 that was initially filed with the Securities and Exchange Commission on August 26, 2005 (as amended, the “Registration Statement”), which filing includes, among other things, the prospectus for the public offering of the Units (the “Prospectus”).
     In rendering our opinion, we have reviewed the Certificate of Limited Partnership of the Partnership dated June 13, 2005, as executed by the General Partner and filed with the Secretary of State of Delaware on June 13, 2005. Additionally, we have assumed that the Partnership will be operated in accordance with the provisions of the Agreement of Limited Partnership of the Partnership included as Exhibit B to the Prospectus. We have also assumed that each of the limited partners will execute the Subscription Agreement included as Exhibit C to the Prospectus.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, Partnership records and instruments as we have deemed necessary for the purposes of this opinion. We have also examined such certificates of public officials, representatives of the Partnership and of other persons as we have deemed relevant and appropriate as a basis for this opinion, and we have made no effort to independently verify the facts set forth in such certificates. However, nothing has come to our attention that contradicts any such facts. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each natural person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that all representations and warranties made in the aforesaid documents (other than those that are expressed herein as our opinions) were and are true, correct and complete.

Morris, Manning & Martin, LLP
United Development Funding III, L.P.
February 1, 2006

     Assuming the foregoing, based on our review of the relevant documents and materials, it is our opinion that:
(a)	the Partnership is duly organized and validly existing under the laws of the State of Delaware; and
(b)	upon proper payment by subscribers for Units, the Units will be validly authorized and legally issued, and will be fully paid and non-assessable.
     We undertake no obligation to update this opinion at any time after the date hereof. This opinion has been prepared solely for use of the Partnership and the present and future limited partners therein in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency (other than with the Securities and Exchange Commission as an exhibit to the Registration Statement) or other person or entity, without the prior written consent of this firm.
     Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, however, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, MORRIS, MANNING & MARTIN, LLP
By:	/s/ Lauren Burnham Prevost
a Partner